EXHIBIT 99.1

Chicopee Bancorp, Inc. Announces Eighth Stock Repurchase Plan

CHICOPEE, Mass., Sept. 16, 2015 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (NASDAQ:CBNK), the holding company for Chicopee Savings Bank, announced today that its Board of Directors has approved its eighth stock repurchase program (the "Repurchase Program"). Under the Repurchase Program, the Company intends to repurchase up to 260,000 shares, or approximately 5%, of the Company's outstanding common stock. The Company intends to purchase its shares from time to time at prevailing prices in the open market, in block transactions, in privately negotiated transactions, and under any plan that may be deployed in accordance with Rule 10b-5(1). The repurchased shares will be held by the Company as treasury stock and will be available for general corporate purposes.

Chicopee Bancorp, Inc. is a publicly owned corporation and the holding company for Chicopee Savings Bank. Chicopee Savings Bank is headquartered in Chicopee, Massachusetts and operates nine offices in West Springfield, Ludlow, Chicopee, Ware, and South Hadley Massachusetts. Chicopee Savings Bank offers a broad array of retail and commercial lending and deposit services.

CONTACT: Chicopee Bancorp, Inc.
         Guida R. Sajdak, 413-594-6692
         Senior Vice President, Chief Financial Officer and Treasurer